                                                                   EXHIBIT 3.1.5

                      CORRECTED CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES C PREFERRED STOCK

                                       OF

                        AMERICAN TECHNOLOGY CORPORATION,

                             A DELAWARE CORPORATION

                            ------------------------
                   PURSUANT TO SECTIONS 103(F) AND 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                           -------------------------
     American Technology Corporation, a Delaware corporation (the
"Corporation"), does hereby certify that:

     Pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors" or the "Board") by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $.00001 par value, which series was designated "Series C Preferred Stock." The Corporation on March 15, 2000, filed with the Delaware Secretary of State its "Certificate of Designation of Series C Preferred Stock" dated March 13, 2000 (the "Certificate of Designation").

     Due to inadvertence resulting from clerical error, the Certificate of Designation contains an error which now requires correction by this instrument. The error was in paragraph (b) of Section 5 (Conversion Rights), which incorrectly defined component (ii) of "Conversion Value" as "an amount which accrues from the Original Issue Date at a rate of $0.60 per annum . . . ." The rate of accrual should have been $1.20 per annum.

     The Corporation now wishes, pursuant to Section 103(f), to file with the Delaware Secretary of State a Corrected Certificate of Designation by setting forth the entire Certificate of Designation in corrected form. This instrument is not a "certificate of correction" as such term is used in Section 103(f). Following is the entire text of the Certificate of Designation in corrected form:

     I.  The name of the corporation is American Technology Corporation.

     II. The Corporation certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors

                                       1.
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of the Corporation adopted the following resolution, which resolution remains in full force and effect on the date hereof:

     RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $.00001 per share, which series shall be designated as "Series C Preferred Stock," shall consist of 300,000 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1. DESIGNATION AND AMOUNT. The designation of the series of Preferred Stock shall be "Series C Preferred Stock," par value $.00001 per share (the "Series C Preferred Stock"). The number of authorized shares of Series C Preferred Stock shall be 300,000. The Series C Preferred Stock shall have an initial issue price of $20.00 per share (the "Original Issue Price"). The date on which any shares of Series C Preferred Stock are first issued is referred to herein as the "Original Issue Date."

2. DIVIDENDS. The holders of record of shares of Series C Preferred Stock shall be entitled to receive, on an as-if-converted to Common Stock basis, when, as and if a cash dividend on the Corporation's common stock, par value $.00001 per share (the "Common Stock"), is declared by the Board of Directors, out of funds legally available therefor, a cash dividend at a per share rate equal to six percent (6%) per annum of the Liquidation Amount (as defined in 3(a) hereof), payable in preference and priority to any payment of any dividend on Common stock of the Corporation for such year.

3.  LIQUIDATION.

    (a) Preference Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (any or all of such events, a "liquidation"), whether voluntary or involuntary, subject to the prior preferences and other rights of any Senior Stock (as defined below), if any, the holders of shares of Series C Preferred Stock then outstanding shall be entitled pari passu as if members of a single class of securities with the holders of any Parity Stock (as defined below), if any, to be paid out of the assets of the Corporation before any payment shall be made to the holders of Junior Stock (as defined below) an amount per share equal to the Conversion Value (as defined in Section 5(a) below), plus any declared but unpaid dividends (the "Liquidation Amount"). Except as provided in this Section 3(a), holders of Series C Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. The term "Junior Stock" shall mean Common Stock or any other class or series of stock ranking junior to the Series C Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, the term "Senior Stock" shall mean any class or series of stock of the Corporation authorized before the date of issuance of the Series C Preferred Stock ranking senior to the Series C Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, and the term "Parity Stock" shall mean any class or series of stock of the Corporation authorized after the date of issuance of the Series C

                                       2.
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Preferred Stock ranking on a parity with the Series C Preferred Stock in respect of the right to receive dividends or the right to participate in any distribution upon liquidation.

    (b) MERGER OR SALE OF ASSETS. A merger of the Corporation in which holders of more than 50% of the outstanding Common Stock of the Corporation before the merger do not hold more than 50% of the outstanding Common Stock of the Corporation after the merger, or a sale of all or substantially all of the Corporation's assets, shall be deemed to be a liquidation for purposes of this
Section 3; provided, however, that a merger, consolidation or reorganization where the Corporation is the surviving entity, or a merger of the Corporation into a wholly-owned subsidiary shall not be deemed a liquidation.

    (c) INSUFFICIENT ASSETS. If, upon any liquidation of the Corporation, the assets of the Corporation are insufficient to pay the holders of shares of the Series C Preferred Stock and any Parity Stock, if any, then outstanding the full amount to which they shall be entitled, such assets shall be distributed to each holder of the Series C Preferred Stock and Parity Stock, if any, pro rata based on the number of shares of Common Stock into which the Series C Preferred Stock and Parity Stock, if any, held by each is convertible.

    (d) RIGHTS OF OTHER HOLDERS. In the event of any liquidation, after payment shall have been made to the holders of the Series C Preferred Stock and Parity Stock, if any, of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock and other capital stock of the Corporation shall receive such amounts as to which they are entitled by the terms thereof.

4.  VOTING RIGHTS.

    (a) VOTING. Each holder of shares of Series C Preferred Stock shall be entitled to one (1) vote for each share of Common Stock then issuable upon conversion of each share of Series C Preferred Stock thereof held on any matter submitted to the Corporation's stockholders for their approval or consent. Except as otherwise required by law or expressly provided herein, the holders of the Series C Preferred Stock shall vote equally with the shares of Common Stock of the Company and not as a separate class on any matter to voted upon by the stockholders of the Company.

    (b) CERTIFICATE OF INCORPORATION; CERTAIN STOCK. The affirmative vote or consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting separately as a class, will be required for (i) any amendment, alteration, or repeal, whether by merger or consolidation or otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series C Preferred Stock, (ii) any amendment, alteration, or repeal of this Certificate of Designations, or (iii) the creation or issuance of any Senior Stock; provided, however, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any Junior Stock shall not be deemed to affect materially and adversely such powers, preferences or special rights and any such increase or creation and issuance may be made without any such vote by the holders of the Series C Preferred Stock, except as otherwise required by law.

                                       3.

5.  Conversion Rights.

    (a) Optional Conversion of Series C Preferred Stock. The holder of any shares of Series C Preferred Stock shall have the right, at such holder's option, at any time or from time to time to convert any or all of such holder's shares of Series C Preferred Stock into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as determined for each share of Series C Preferred Stock by dividing the Conversion Value (as defined below) by the Conversion Price (as defined below). The "Conversion Value" per share means, as of any date, the sum of (i) $20.00; plus any accrued but unpaid dividends, provided, however, that if the registration statement (the "Registration Statement") required to be filed by the Company pursuant to
Section 6.2 of that certain Series C Preferred Stock and Warrant Purchase Agreement between the Corporation and the original holders of shares of Series C Preferred Stock is not declared effective by the Securities and Exchange Commission (the "SEC") by July 31, 2000, then such $20.00 amount shall be increased by one percent (1%) for the first thirty (30) day period after July 31, 2000 (pro-rated for any period less than 30 days) and by an additional three percent (3%) for each thirty (30) day period after July 31, 2000 (pro-rated for any period less than 30 days) until either such Registration Statement is declared effective by the SEC or until December 31, 2000 (whichever occurs earlier), plus (ii) an amount which accrues from the Original Issue Date at a rate of $1.20 per annum, computed on the basis of a 360-day year to the date of conversion. The "Conversion Price" shall be the lesser of (i) $8.00 per share (as adjusted for any stock splits, reorganizations, dividends, recapitalizations and the like), or (ii) ninety-two percent (92%) of the volume weighted average price of the Corporation's Common Stock from the hours of 9:30 am to 4:00 pm on the NASDAQ as quoted on the principal exchange or market on which such securities are traded (the "Market Price") for the five (5) trading days immediately preceding the date of conversion for which there are reported transactions in the Common Stock; provided, however, that in no event shall the Conversion Price be less than $5.75 per share; and provided, further, that no such conversion shall be made prior to August 31, 2000 at a Conversion Price of less than $8.00 per share (as adjusted for any stock splits, reorganizations, dividends, recapitalizations and the like). Notwithstanding anything to the contrary set forth above, each such conversion at the option of the holder pursuant to this Section 5(a) shall cover at least the total number of shares of Series C Preferred Stock then held by such holder or a number of shares of Series C Preferred Stock having an aggregate Conversion Value of at least $50,000. The Conversion Shares and the Conversion Price are subject to certain adjustments as set forth herein, and the terms Conversion Shares and Conversion Price as used herein shall as of any time be deemed to include all such adjustments to be given effect as of such time in accordance with the terms hereof.

        Upon the exercise of the option of the holder of any shares of Series
C Preferred Stock to convert Series C Preferred Stock into Common Stock, the holder of such shares of Series C Preferred Stock to be converted shall surrender the certificates representing the shares of Series C Preferred Stock so to be converted in the manner provided in Section 5(d) below. Immediately following such conversion, the rights of the holders of the Series C Preferred Stock that has been converted (other than the right to receive dividends unpaid as of the date of such conversion) shall cease and the persons entitled to receive the Common Stock upon the conversion of Series C Preferred Stock shall be treated for all purposes (other than the right to

                                       4.
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receive dividends unpaid as of the date of such conversion) as having become the owners of such Common Stock.

    (b) AUTOMATIC CONVERSION. Each remaining outstanding share of Series C Preferred Stock shall be automatically converted into shares of Common Stock on March 31, 2003 in accordance with the provisions of Section 5(a) hereof. Pursuant to this Section 5(b), on the Conversion Date (as defined below), all outstanding shares of Series C Preferred Stock shall be converted into that number of shares of Common Stock as determined in accordance with Section 5(a) hereof as if the conversion of such number of shares of Series C Preferred Stock were made by the holders thereof in accordance therewith without any further action on the part of such holders.

    (c) CONVERSION AT OPTION OF CORPORATION. If for any ten (10) consecutive trading days the Market Price of the Corporation's Common Stock is at least $20.00 per share (as adjusted for stock splits, reorganizations, dividends, recapitalizations and the like), then at any time within ten (10) business days after the end of such ten (10) trading day period, the Corporation shall have the right to require the conversion of all outstanding shares of Series C Preferred Stock into shares of Common Stock in accordance with the provisions of
Section 5(a) hereof; provided, however, in the event that the Corporation elects to convert shares of Series C Preferred Stock to Common Stock pursuant to the terms of this Section 5(c) prior to March 31, 2001, the Corporation shall only be able to require such conversion if a Registration Statement (as defined in Section 5(a)) filed with the SEC is then effective. For purposes of this Section 5(c), if on any date there shall be no reported closing bid price, the "Market Price" on such date shall be the closing bid price on the date next preceding such date on which a closing bid price for such security has been reported. Pursuant to this Section 5(c), on the Conversion Date (as defined below), all outstanding shares of Series C Preferred Stock shall be converted into that number of shares of Common Stock as determined in accordance with Section 5(a) hereof as if the conversion of such number of shares of Series C Preferred Stock were made by the holders thereof in accordance therewith without any further action on the part of such holders.

    (d) DELIVERY OF STOCK CERTIFICATES. The holder of any shares of Series C Preferred Stock may exercise the optional conversion right pursuant to Section 5(a) above by delivering to the Corporation or its duly authorized transfer agent during regular business hours at the office of the Corporation the certificate or certificates for the shares of Series C Preferred Stock to be converted, duly endorsed or assigned either in blank or to the Corporation (if required by it), accompanied by written notice (the "Conversion Notice") stating that such holder elects to convert such shares of Series C Preferred Stock and shall provide a certificate to the Corporation or its duly authorized transfer agent as to the date of such conversion. Upon the occurrence of an automatic conversion pursuant to Section 5(b) above or conversion at the option of the Corporation pursuant to Section 5(c) above, the Corporation shall deliver notice to each holder of Series C Preferred Stock and the holder of any shares of Series C Preferred Stock shall deliver to the Corporation at the office of the Corporation the certificate or certificates for all shares of Series C Preferred Stock then held by such holder, duly endorsed or assigned either in blank or to the Corporation (if requested by it). Conversion shall be deemed to have been effected (1) in the case of an optional conversion pursuant to Section 5(a), on the date when the aforesaid delivery

                                       5.
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of the Conversion Notice is made if such day is a business day and otherwise on the business day following the date of the aforesaid delivery, and (2) in the case of an automatic conversion pursuant to Section 5(b) on March 31 2003, or
(3) in the case of conversion at the option of the Corporation pursuant to
Section 5(c), upon the date of the notice, and in each case such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter, the Corporation, through its transfer agent, if any, shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, as provided below; provided, however, that in the case of a conversion in connection with liquidation, no such certificates need be issued. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become the stockholder of record in respect of such Common Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become the stockholder of record in respect of such Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Value and the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a stock certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the stock certificate so surrendered for conversion, at the expense of the Corporation, a new stock certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered. Any transfer taxes applicable to the above described transactions shall be paid by such transferee. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Preferred Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

    (e) NO FRACTIONAL SHARES OF COMMON STOCK.

        (i) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock and in lieu thereof, the Corporation shall pay to the holder of such fractional share interest cash in respect of such fractional interest in an amount equal to the Market Price on the Conversion Date multiplied by such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests. In determining the number of shares of Common Stock and the payment, if any, in lieu of fractional shares that a holder of Series C Preferred Stock shall receive, the total number of shares of Series C Preferred Stock surrendered for conversion by such holder shall be aggregated.

        (ii) On the date, if any, on which dividends are paid in full to all holders of Series C Preferred Stock following the optional conversion pursuant to Section 5(a) of all or any portion of the Series C Preferred Stock, the Corporation shall pay any dividends on such converted Series C Preferred Stock to the date of such conversion. Dividends, if any, with

                                       6.
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respect to all shares converted pursuant to Section 5(b) or 5(c) hereof shall be paid in full on the Conversion Date out of funds legally available therefor.

    (f) CHANGES IN COMMON STOCK. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale, transfer or other disposition of all or substantially all of its assets to another corporation for cash or stock of such other corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of Series C Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of the Common Stock of the Corporation immediately theretofore issuable upon conversion of the Series C Preferred Stock, such shares of stock, securities or properties as may be issuable or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore issuable upon conversion of the Series C Preferred Stock had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of each holder of Series C Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holders of Series C Preferred Stock at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or properties as, in accordance with the foregoing provisions, such holders may be entitled to acquire. The above provisions of this subparagraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers, or other dispositions.

    (g) STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon the conversion of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series C Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Corporation, and free from all liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then effective Conversion Price. The Corporation will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Corporation of any applicable law or regulation

                                       7.
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or agreement, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed. Without limiting the foregoing, the Corporation will take all such action as may be necessary to assure that, upon conversion of any of the Series C Preferred Stock, an amount equal to the lesser of (i) the par value of each share of Common Stock outstanding immediately prior to such conversion, or (ii) the Conversion Price shall be credited to the Corporation's stated capital account for each share of Common Stock issued upon such conversion, and that, if clause (i) above is applicable, the balance of the Conversion Price of Series C Preferred Stock converted shall be credited to the Corporation's capital surplus account.

    (h) CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock.

    (i) TAXES. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series C Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock or the reissuance of the Series C Preferred Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

    (j) EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and in the Certificate of Incorporation.

    (k) LIMITATION ON ISSUANCE OF CONVERSION SHARES; REDEMPTION. Notwithstanding any adjustment of the Conversion Price made under this Section 5, and except as provided below, the Corporation shall not be obligated to issue upon conversion of the Series C Preferred Stock, in the aggregate, more than that number of shares of Common Stock equal to 19.99% of the number of shares of Common Stock of the Corporation outstanding on the Original Issue Date (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassifications, capital reorganization and similar events relating to the Common Stock) (the "Maximum Share Amount") if the issuance of shares of Common Stock in excess of the Maximum Share Amount (such number of excess shares referred to in the aggregate as the "Excess Shares") would constitute a breach or violation of the Corporation's obligations under the rules or regulations of Nasdaq or any other principal securities exchange or market upon which the Common Stock is or becomes traded (the "Exchange Rules"). To the extent the Corporation will be required, or it appears likely to the Board of Directors of the Corporation that it will be required, to issue any Excess Shares as a result of an adjustment to the Conversion Price, the Corporation shall, at its option, either (i) promptly take such action that would enable it to issue such Excess Shares

                                       8.
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without breaching or violating any Exchange Rules, including without limitation, obtaining stockholder approval, or (ii) redeem the Excess Shares at a redemption price equal to the Conversion Price. The number of shares comprising the Maximum Share Amount (and if applicable, any Excess Shares to be issued) shall be allocated among the holders of the shares of Series C Preferred Stock pro rata based on the total number of shares of Series C Preferred Stock then outstanding.

6. NO REDEMPTION. The Series C Preferred Stock shall not be redeemable by the Corporation.









IN WITNESS WHEREOF, this Certificate has been subscribed this 17th day of April, 2000, by the undersigned who affirms that the statements made herein are true and correct.

                              AMERICAN TECHNOLOGY CORPORATION

                              By:____________________________
                              Name: Renee Warden
                              Title: Secretary

                                       9.